Exhibit (a)(38)

Amended Designation of One Existing Series of

Shares of Beneficial Interest,

Par value $0.01 Per Share, of

PIMCO Funds

RESOLVED, pursuant to Section 5.11.6 of the Amended and Restated Declaration of Trust of PIMCO Funds (formerly the Pacific Investment Management Institutional Trust) (the “Trust”) dated March 31, 2000, as amended and restated or otherwise modified from time to time, the Series of shares of beneficial interest of the Trust designated as the “PIMCO Real Return Bond Portfolio” by instrument dated October 8, 1999, is hereby redesignated the “PIMCO Real Return Portfolio” without in any way changing the rights or privileges of the Fund or its shareholders.

IN WITNESS WHEREOF, the undersigned have executed this instrument the 11th day of May, 2007.

/s/ Marilyn A. Alexander
Marilyn A. Alexander

/s/ R. Wesley Burns
R. Wesley Burns

/s/ E. Philip Cannon
E. Philip Cannon

/s/ Vern O. Curtis
Vern O. Curtis

/s/ J. Michael Hagan
J. Michael Hagan

/s/ Brent R. Harris
Brent R. Harris

/s/ William J. Popejoy
William J. Popejoy